Exhibit 3.1

Koei Group Co., Ltd.

Articles of Incorporation

Chapter 1 General Provisions

(Trade Name)

Article 1: The Company shall be known as Koei Group Co., Ltd. and shall be represented in English as Koei Group Co., Ltd.

(Purpose)

Article 2: The purpose of the Company is to control and manage the business activities of companies engaged in the following businesses, and foreign companies, by owning shares or equity interests in such companies.

1,	Purchase, sale, dismantling, repair, refurbishment, leasing, and import/export of secondhand goods

2,	Collection, processing, sale, recycling, and import/export of iron, non-ferrous metals, and precious metals

3,	Sale, repair, configuration, installation, maintenance, leasing, and import/export of computers, information and communication equipment, fixtures and fittings, and software

4,	Server and network construction, installation, and maintenance

5,	Collection, transportation, and processing of industrial waste

6,	Sale and rental of construction materials, temporary construction equipment, and construction machinery

7,	Demolition of buildings and machinery/equipment

8,	General freight trucking and packing services

9,	Warehousing

10,	Purchase, sale, and leasing of real estate

11,	Planning and guidance concerning corporate investments, mergers, acquisitions, integrations, sales, and business transfers

12,	Money lending, agency services for lending, brokerage for leasing, and guarantees

13,	Holding, trading, investment, and management of securities

14,	Planning, construction, operation, and management of data centers

15,	Resource and energy development business

16,	Intermediary and consulting services related to the foregoing items

17,	All incidental business related to the foregoing items

(Location of Head Office)

Article 3: The Company shall establish its head office in Minato-ku, Tokyo.

(Method of Public Notice)

Article 4: The method of public notice for the Company shall be publication in the Official Gazette.

(Establishment of Organs)

Article 5: In addition to the General Meeting of Shareholders and the Board of Directors, the Company shall establish the following organs:

(1)	Board of Directors

(2)	Auditors

Chapter 2 Shares

(Total Authorized Shares)

Article 6: The total number of shares authorized for issuance by the Company shall be 40,040,000 shares.

(Restrictions on Transfer of Shares)

Article 7: The acquisition of shares of the Company by transfer shall require the approval of the General Meeting of Shareholders.

(Non-Issuance of Share Certificates)

Article 8: No share certificates shall be issued for the Company’s shares.

(Request for Entry or Recording of Shareholder Register Information)

Article 9: To request the entry or recording of matters in the shareholder register, the acquirer of the Company’s shares, the person entered or recorded in the shareholder register as the shareholder of the acquired shares, or their heir or other universal successor must jointly request it by signing or affixing their seal to a request form prescribed by the Company.

2. Notwithstanding the provisions of the preceding paragraph, where the Ministry of Justice Ordinance stipulates that there is no risk of harming the interests of interested parties, the acquirer of shares may request the entry or recording of matters in the shareholder register alone.

(Registration of Pledge and Indication of Trust Property)

Article 10 To request registration of a pledge or indication of trust property concerning the Company’s shares, the parties must submit a request form in the format prescribed by the Company, signed or bearing their seal.

2. The provisions of the preceding paragraph shall apply mutatis mutandis to the cancellation of registration of a pledge or indication of trust property.

(Fees)

Article 11: When making a request as stipulated in the preceding two articles, the fees prescribed by the Company must be paid.

(Notification of Shareholder Address, etc.)

Article 12: Shareholders of the Company, registered pledgees of shares, or their legal representatives or agents must notify the Company of their name or title, address, and seal using the Company’s prescribed form. The same shall apply when changes occur in the notified matters.

(Record Date)

Article 13: The Company shall deem shareholders who are entitled to exercise voting rights as those listed or recorded in the final shareholder register as of the last day of each fiscal year to be shareholders entitled to exercise rights at the regular shareholders’ meeting for that fiscal year.

2. In addition to the preceding paragraph, if necessary, the Board of Directors may, by resolution and after prior public notice, designate a temporary record date.

Chapter 3 Shareholders’ Meetings

(Authority of Shareholders’ Meetings)

Article 14: The General Meeting of Shareholders may only resolve matters prescribed by the Companies Act and matters stipulated in the Articles of Incorporation.

(Convocation)

Article 15: The regular shareholders’ meeting shall be convened within three months after the end of each fiscal year. An extraordinary shareholders’ meeting may be convened at any time when necessary.

(Convocation Procedures)

Article 16: To convene a shareholders’ meeting, a notice of convocation shall be issued to shareholders entitled to exercise voting rights at least one week prior to the date of the meeting.

2. Notwithstanding the preceding paragraph, a shareholders’ meeting may be held without following the convening procedures if all shareholders entitled to exercise voting rights at that meeting consent.

(Convening Authority and Chairperson)

Article 17: Unless otherwise provided by law, the General Meeting of Shareholders shall be convened by the President and Representative Director by resolution of the Board of Directors. However, if the President and Representative Director is unable to perform his/her duties, another Director shall convene the meeting in the order predetermined by the Board of Directors.

2. The President shall preside over the shareholders’ meeting. However, if the President is unable to do so, another director shall preside in the order predetermined by the board of directors.

(Method of Resolution)

Article 18: Resolutions of the shareholders’ meeting shall be adopted by a majority of the votes of the shareholders present who hold a majority of the voting rights of shareholders entitled to exercise their voting rights, unless otherwise provided by law or the Articles of Incorporation.

2. Resolutions stipulated in Article 309, Paragraph 2 of the Companies Act shall be adopted by a majority representing two-thirds or more of the voting rights of the shareholders present, provided that shareholders holding a majority of the voting rights of shareholders entitled to exercise voting rights are present.

(Omission of Shareholders’ Meeting Resolutions, etc.)

Article 19: Where a director or shareholder proposes a matter to be the subject of a shareholders’ meeting, and all shareholders (limited to those entitled to exercise voting rights on such matter) express their consent in writing or by electronic record, such proposal shall be deemed to have been approved by a resolution of the shareholders’ meeting.

2. When a director notifies all shareholders of a matter to be reported at a shareholders’ meeting, if all shareholders express their consent in writing or by electronic record that reporting such matter at the shareholders’ meeting is unnecessary, it shall be deemed that such matter has been reported at the shareholders’ meeting.

(Proxy Exercise of Voting Rights)

Article 20: When a shareholder intends to exercise voting rights through an agent, such agent shall be one person and must be a shareholder of the Company who holds voting rights.

2. In the case of the preceding paragraph, the shareholder or proxy must submit a document evidencing the proxy authority for each shareholders’ meeting.

(Minutes of Shareholders’ Meetings)

Article 21: Minutes of the proceedings of the shareholders’ meeting shall be prepared, recording the gist of the proceedings and the results, etc., as prescribed by the Ministry of Justice Ordinance. The chairperson, the directors who performed duties related to preparing the minutes, and the directors who attended shall sign or affix their name and seal or provide an electronic signature thereto.

Chapter 4 Directors and Board of Directors

(Number of Directors)

Article 22: The Company shall have three or more directors.

(Election and Removal of Directors)

Article 23: Resolutions of the General Meeting of Shareholders to appoint or remove directors shall be adopted with the attendance of shareholders holding a majority of the voting rights of shareholders entitled to exercise voting rights, and with the majority vote of the voting rights of such attending shareholders.

2. Resolutions for the appointment of directors shall not be made by cumulative voting.

(Term of Office of Directors)

Article 24: The term of office of a director shall be until the conclusion of the ordinary general meeting of shareholders pertaining to the final fiscal year ending within two years after the director’s appointment.

2. The term of office of a director elected as a substitute shall be until the expiration of the term of the director who vacated the position.

3. The term of office for directors appointed due to an increase in the number of directors shall be until the expiration of the term of the other directors.

(Selection of Representative Directors and Executive Directors)

Article 25: The Representative Director shall be determined by resolution of the Board of Directors.

2. By resolution of the Board of Directors, one President Director shall be selected from among the Representative Directors, and Vice President Directors, Senior Managing Directors, and Managing Directors may be selected from among the Directors.

3. The President shall execute the Company’s business.

4. By resolution of the Board of Directors, an Executive Director may be selected from among the directors other than the President prescribed in paragraph 2.

(Convening of the Board of Directors)

Article 26: Unless otherwise provided by law, the Board of Directors shall be convened and chaired by the President. If the President is unable to perform these duties, another director shall convene and chair the meeting in his or her place according to a predetermined order.

2. Notice of the Board of Directors meeting shall be given to each director and each auditor at least three days prior to the meeting date. However, this period may be shortened in urgent cases.

3. The Board of Directors may be convened without following the convening procedures if all directors and auditors consent.

(Method of Resolution)

Article 27: Resolutions of the Board of Directors shall be made by a majority vote of the directors present, provided a majority of directors eligible to vote are present.

(Omission of Board Resolutions, etc.)

Article 28: When a director proposes a matter intended for resolution by the Board of Directors, and all directors (limited to those eligible to vote on the matter) express their consent in writing or by electromagnetic record, it shall be deemed that a resolution of the Board of Directors approving the proposal has been adopted. However, this shall not apply if an auditor objects.

2. When a director or auditor notifies all directors and auditors of a matter requiring report to the Board of Directors (excluding matters required to be reported under Article 363, Paragraph 2 of the Companies Act), it shall not be necessary to report such matter to the Board of Directors.

(Minutes of Board Meetings)

Article 29: Minutes of the board of directors’ proceedings shall be prepared in accordance with the provisions of the Ministry of Justice Ordinance, and shall be signed, sealed with their name and seal, or electronically signed by the directors and auditors present.

2. Minutes of the Board of Directors shall be kept at the head office for 10 years from the date of the Board meeting.

(Board of Directors Regulations)

Article 30: Matters concerning the Board of Directors shall be governed by laws and regulations, these Articles of Incorporation, and the Board of Directors Regulations established by the Board of Directors.

(Compensation of Directors)

Article 31: The remuneration, bonuses, and other property benefits received from the Company as compensation for the performance of duties (hereinafter referred to as “remuneration, etc.”) shall be determined by resolution of the General Meeting of Shareholders.

(Exemption from Liability of Directors)

Article 32: The Company may, pursuant to the provisions of Article 426, Paragraph 1 of the Companies Act, by resolution of the Board of Directors, exempt directors (including former directors) from liability under Article 423, Paragraph 1 of the same Act, within the limits prescribed by laws and regulations.

2. The Company may enter into an agreement with directors (excluding executive directors, etc.) to limit their liability for damages under Article 423, Paragraph 1 of the Companies Act, pursuant to the provisions of Article 427, Paragraph 1 of the same Act. However, the maximum amount of liability for damages under such an agreement shall be the amount prescribed by law.

Chapter 5 Auditors

(Number of Auditors)

Article 33: The Company shall have one or more auditors.

(Election and Dismissal of Auditors)

Article 34: A resolution of the General Meeting of Shareholders to appoint an auditor shall be adopted by a majority of the voting rights of the shareholders present at the meeting who hold a majority of the total voting rights of shareholders entitled to exercise their voting rights.

2. A resolution of the shareholders’ meeting to remove an auditor shall be adopted by a majority of two-thirds or more of the voting rights of the shareholders present at the meeting who hold a majority of the voting rights of shareholders entitled to exercise their voting rights.

(Term of Office of Auditors)

Article 35: The term of office of an auditor shall end at the conclusion of the ordinary shareholders’ meeting pertaining to the final fiscal year ending within four years after the date of appointment.

2. The term of office of an auditor appointed as a replacement shall be until the expiration of the term of the auditor who vacated the position.

(Compensation of Auditors)

Article 36: The remuneration and other benefits of auditors shall be determined by resolution of the shareholders’ meeting.

(Exemption from Liability of Auditors)

Article 37: The Company may, pursuant to the provisions of Article 426, Paragraph 1 of the Companies Act, by resolution of the Board of Directors, exempt auditors (including former auditors) from liability under Article 423, Paragraph 1 of the same Act, up to a specified amount.

2. The Company may enter into an agreement with an auditor to limit the liability for damages under Article 423, Paragraph 1 of the Companies Act, pursuant to the provisions of Article 427, Paragraph 1 of the same Act. However, the maximum amount of liability for damages under such agreement shall be the amount prescribed by laws and regulations.

Chapter 6 Calculation

(Fiscal Year)

Article 38: The fiscal year of the Company shall be from March 1 of each year to the last day of February of the following year.

(Distribution of Surplus, etc.)

Article 39: The Company shall distribute surplus to shareholders or registered pledgees of shares (hereinafter referred to as “Shareholders, etc.”) listed or recorded in the final shareholder register as of the end of February each year, based on a resolution of the General Meeting of Shareholders.

2. In addition to the case prescribed in the preceding paragraph, the Company may set a record date and distribute surplus to Shareholders, etc. listed or recorded in the final shareholder register as of that record date.

(Interim Dividends)

Article 40: The Company may, upon resolution of the Board of Directors, distribute surplus in cash to shareholders or registered pledgees of shares listed or recorded in the final shareholder register as of August 31 each year.

(Statute of Limitations for Dividends)

Article 41: If dividends (including interim dividends) remain unclaimed for three full years from the date they are offered for payment, the Company shall be released from its obligation to pay them.

2. No interest shall be paid on dividends.

Chapter 7 Supplementary Provisions

(Number of Shares Issued at Incorporation)

Article 42: The number of shares issued upon the establishment of the Company shall be 286 shares.

(First Fiscal Year)

Article 43: The Company’s first fiscal year shall be from the date of incorporation to February 28, 2025.

(Representative Director at Incorporation)

Article 44: The Representative Director at the time of establishment of the Company shall be as follows.

Representative Director at Incorporation: Ryoma Iwamoto

(Location of Head Office)

Article 45: The location of the head office at the time of the Company’s establishment shall be Shinagawa Grand Central Tower, 2-16-3 Konan, Minato-ku, Tokyo.

(Matters Not Provided for in the Articles of Incorporation)

Article 46: Matters not stipulated in these Articles of Incorporation shall be governed by the provisions of the Companies Act and other applicable laws and regulations.

End

May 8, 2025	Change of Trade Name

May 27, 2025	Change in Total Number of Authorized Shares